LifeVantage Announces First Quarter Fiscal Year 2015 Results
First Quarter Operating Income Grew 53% to $7.8M
Net Income Increased 45% to $4.7M or $0.05 per Diluted Share
Board Authorizes New $7 Million Share Repurchase Program
Company Expects to Expand into Thailand in Late Fiscal 2015
Company Reiterates Fiscal Year 2015 Guidance

Salt Lake City, UT, November 6, 2014, LifeVantage Corporation (NASDAQ: LFVN) today reported financial results for its first quarter ended September 30, 2014.

First Quarter Fiscal 2015 Highlights:

•	Revenue was $52 million compared to $51 million in the prior year period;

•	Revenue growth, excluding Japan, increased by 7% compared to the prior year period;

•	Operating income improved 53% to $7.8 million. Included in operating income is $2 million from proceeds recovered in connection with the 2012 product recall;

•
Net income grew 45% to $4.7 million or $0.05 per diluted share compared to $3.3 million or $0.03 per diluted share in the prior year period. Included in first quarter 2015 results is $0.01 per share related to recall recovery proceeds;

•	Repurchased $2 million or 1.4 million shares; and

•	Successfully launched our new energy product line, Axio.

Douglas C. Robinson, President and Chief Executive Officer of LifeVantage stated, "In the first quarter, we remained focused on our growth initiatives of investing in sales and marketing, new product introductions, and strengthening our geographic expansion. Revenue increased in North America by approximately 6% reflecting our success in reigniting growth in our largest market, primarily through the launch of new products, namely Axio and TrueScience.”
“We achieved revenue growth, excluding Japan, of approximately 7% compared to the prior year quarter,” continued Mr. Robinson. “However, this growth was offset by a continued decline in Japan. While we are pleased with the overall direction of our company and with our expanded sales and marketing initiatives, we remain intensely focused on reviving Japan revenue. We expect to stabilize Japan in the coming quarters and return to sequential growth during fiscal 2015. We remain optimistic about our outlook in the Asia Pacific region and expect to commence operations in Thailand late in fiscal year 2015. We are also investing globally by increasing our sales and marketing support in Asia including new offices in the region. Based on our first quarter results and outlook for the remainder of the year, we are reiterating our annual guidance.”

First Quarter Fiscal 2015 Results
For the first fiscal quarter ended September 30, 2014, the Company reported revenue of $51.6 million, compared to $51.3 million for the same period in fiscal 2014. Revenue reflects an increase of 6% in the Americas, and a decrease in the Asia/Pacific region of 10%, primarily due to the decline in Japan. Revenue for the quarter was negatively impacted $0.7 million, or 1%, by foreign currency fluctuation.
Operating income for the first fiscal quarter of 2015 was $7.8 million. Operating income for the first fiscal quarter of 2015 includes the benefit of approximately $2 million from proceeds recovered and related to the Company’s December 2012 product recall; the benefit was recognized in Cost of Sales in the quarter. Operating income in the first fiscal quarter of 2014 was $5.1 million.
Commissions and incentives for the first fiscal quarter of 2015 were $24.6 million, or 47.6% of revenue, compared to $25.4 million, or 49.5% of revenue, in the same period last year. Selling, general and administrative expenses (SG&A) for the first fiscal quarter of 2015 were $13.6 million, or 26.4% of revenue, compared to $13.1 million, or 25.4% of revenue, in the same period last year. The increase in SG&A expenses is a result of the Company continuing to invest in sales, marketing and product development initiatives, partially offset by a decrease in general and administrative expense compared to same period last year.
Other income and expense in the first fiscal quarter of 2015 was $0.6 million. The increase in expense in the current quarter is due to interest on the Company’s term loan which did not exist in the prior year.
Net income for the first fiscal quarter of 2015 was $4.7 million, or $0.05 per diluted share, calculated on 104 million fully diluted shares. This compares to net income in the first fiscal quarter of 2014 of $3.3 million, or $0.03 per diluted share, calculated on 124 million fully diluted shares. Net income for the first fiscal quarter of 2015 includes approximately $0.01 per diluted share of recall recovery proceeds.

Balance Sheet & Liquidity
The Company generated $5.1 million of cash flow from operations in the first fiscal quarter of 2015, compared to $4.9 million in the same period last year. The $2.2 million increase in inventory is related to the Company’s recent product launches, TrueScience and Axio. The Company's cash and cash equivalents at September 30, 2014 were $22.1 million, compared to $20.4 million at the end of fiscal year 2014. The Company repaid $1.2 million of debt during the first fiscal quarter of 2015 and returned $2.0 million to shareholders by repurchasing an additional 1.4 million shares. Subsequently, the Company repurchased an additional $2 million, or 1.6 million shares in October, completing the $4 million share repurchase authorized in June 2014.

Fiscal Year 2015 Guidance
The Company is reiterating its guidance for fiscal year 2015. The Company continues to expect to generate revenue in the range of $225 million to $235 million in fiscal year 2015 representing a 5% to 10% increase over fiscal year 2014. The Company has modeled to have all countries growing at 6% to 11% for the full year, except for Japan, where we expect to have an 8% contraction. Additionally, Thailand is expected to contribute approximately 3% to 4% of overall revenue. The Company expects its operating margin to be in the range of 11% to 12% and earnings per diluted share in the range of $0.14 to $0.16, based on an estimated 107 million diluted shares and a 34% effective tax rate.

Conference Call Information
The Company will hold an investor conference call today at 2:30 p.m. Mountain time (4:30 p.m. Eastern time). Investors interested in participating in the live call can dial (888) 264-8926 from the U.S. International callers can dial (913) 312-0830. A telephone replay will be available approximately two hours after the call concludes and will be available through Saturday, November 8, 2014, by dialing (877) 870-5176 from the U.S. and entering confirmation code 3153906, or (858) 384-5517 from international locations, and entering confirmation code 3153906.
There also will be a simultaneous, live webcast available on the Investor Relations section of the Company's web site at http://investor.lifevantage.com/events.cfm. The webcast will be archived for approximately 30 days.

About LifeVantage Corporation
LifeVantage Corporation (Nasdaq:LFVN), is a leader in Nrf2 science and the maker of Protandim®, the Nrf2 Synergizer® patented dietary supplement, the TrueScienceTM Anti-Aging Skin Care Regimen, Canine Health and the AXIOTM energy product line. The company is a science based network marketing company that is dedicated to visionary science that looks to transform health, wellness and anti-aging internally and externally at the cellular level. LifeVantage was founded in 2003 and is headquartered in Salt Lake City, Utah.

Forward Looking Statements
This document contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Words and expressions reflecting optimism, satisfaction or disappointment with current prospects, as well as words such as "believe," "hopes," "intends," "estimates," "expects," "projects," "plans," "anticipates," "look forward to" and variations thereof, identify forward-looking statements, but their absence does not mean that a statement is not forward-looking. Examples of forward-looking statements include, but are not limited to, statements we make regarding our future revenue, operating income, operating margins, earnings per share, cash flow from operations, our launch into Thailand, growth outside of Japan and contraction in Japan and future investment and growth. Such forward-looking statements are not guarantees of performance and the Company's actual results could differ materially from those contained in such statements. These forward-looking statements are based on the Company's current expectations and beliefs concerning future events affecting the Company and involve known and unknown risks and uncertainties that may cause the Company's actual results or outcomes to be materially different from those anticipated and discussed herein. These risks and uncertainties include, among others, those discussed in greater detail in the Company's Annual Report on Form 10-K and the Company’s Quarterly Report on Form 10-Q under the caption "Risk Factors," and in other documents filed by the Company from time to time with the Securities and Exchange Commission. The Company cautions investors not to place undue reliance on the forward-looking statements contained in this document. All forward-looking statements are based on information currently available to the Company on the date hereof, and the Company undertakes no obligation to revise or update these forward-looking statements to reflect events or circumstances after the date of this document, except as required by law.

About Non-GAAP Financial Measures
We define Non-GAAP EBITDA as earnings before interest expense, income taxes, depreciation and amortization and Non-GAAP Adjusted EBITDA as earnings before interest expense, income taxes, depreciation and amortization, stock compensation expense and other income, net. Non-GAAP EBITDA and Non-GAAP Adjusted EBITDA may not be comparable to similarly titled measures reported by other companies.
We are presenting Non-GAAP EBITDA and Non-GAAP Adjusted EBITDA because management believes that they provide additional ways to view our operations when considered with both our GAAP results and the reconciliation to net income, which we believe provides a more complete understanding of our business than could be obtained absent this disclosure. Non-GAAP EBITDA and Non-GAAP Adjusted EBITDA are presented solely as a supplemental disclosure because: (i) we believe it is a useful tool for investors to assess the operating performance of the business without the effect of these items; (ii) we believe that investors will find this data useful in assessing shareholder value; and (iii) we use Non-GAAP EBITDA and Non-GAAP Adjusted EBITDA internally as a benchmark to evaluate our operating performance or compare our performance to that of our competitors. The use of Non-GAAP EBITDA and Non-GAAP Adjusted EBITDA has limitations and you should not consider these measures in isolation from or as an alternative to the relevant GAAP measure of net income prepared in accordance with GAAP, or as a measure of profitability or liquidity.
The tables set forth below present Non-GAAP EBITDA and Non-GAAP Adjusted EBITDA which are non-GAAP financial measures to Net Income, our most directly comparable financial measure presented in accordance with GAAP.

Investor Relations Contact:
Cindy England (801) 432-9036
Director of Investor Relations
-or-
John Mills (646) 277-1254
Partner, ICR INC

LIFEVANTAGE CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)

	As of,
	September 30, 2014	June 30, 2014
(In thousands, except per share data)
ASSETS
Current assets
Cash and cash equivalents	$22,135	$20,387
Accounts receivable	1,657	1,317
Income tax receivable	2,815	4,681
Inventory	11,009	8,826
Current deferred income tax asset	158	158
Prepaid expenses and deposits	6,016	4,604
Total current assets	43,790	39,973

Property and equipment, net	6,540	6,941
Intangible assets, net	1,980	2,014
Deferred debt offering costs, net	1,291	1,353
Long-term deferred income tax asset	1,285	1,285
Other long-term assets	1,798	2,433
TOTAL ASSETS	$56,684	$53,999
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$4,217	$2,854
Commissions payable	7,517	7,594
Other accrued expenses	6,939	7,554
Current portion of long-term debt	4,700	4,700
Total current liabilities	23,373	22,702

Long-term debt
Principle amount	24,950	26,125
Less: unamortized discount	(1,004)	(1,052)
Long-term debt, net of unamortized discount	23,946	25,073
Other long-term liabilities	2,169	2,234
Total liabilities	49,488	50,009
Commitments and contingencies - Note 6
Stockholders’ equity
Preferred stock — par value $0.001 per share, 50,000 shares authorized, no shares issued or outstanding	—	—
Common stock — par value $0.001 per share, 250,000 shares authorized and 100,812 and 102,173 issued and outstanding as of September 30, 2014 and June 30, 2014, respectively	101	102
Additional paid-in capital	115,677	115,244
Accumulated deficit	(108,523)	(111,240)
Accumulated other comprehensive loss	(59)	(116)
Total stockholders’ equity	7,196	3,990
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$56,684	$53,999

LIFEVANTAGE CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME
(Unaudited)

	For the Three Months Ended September 30,
	2014	2013
(In thousands, except per share data)
Revenue, net	$51,633	$51,328
Cost of sales	5,679	7,809
Gross profit	45,954	43,519
Operating expenses:
Commission and incentives	24,574	25,399
Selling, general and administrative	13,615	13,050
Total operating expenses	38,189	38,449
Operating income	7,765	5,070
Other income (expense):
Interest expense	(808)	(3)
Other income, net	203	41
Total other income (expense)	(605)	38
Income before income taxes	7,160	5,108
Income tax expense	(2,444)	(1,852)
Net income	$4,716	$3,256
Net income per share:
Basic	$0.05	$0.03
Diluted	$0.05	$0.03
Weighted-average shares outstanding:
Basic	99,597	114,666
Diluted	103,860	123,542
Other comprehensive income (loss), net of tax:
Foreign currency translation adjustment	57	(274)
Other comprehensive income (loss), net of tax:	$57	$(274)
Comprehensive income	$4,773	$2,982

LIFEVANTAGE CORPORATION AND SUBSIDIARIES

Revenue by Region
(Unaudited)

	Three months ended September 30,
	2014		2013
(In thousands)
Americas	$36,456	71%	$34,498	67%
Asia/Pacific	15,177	29%	16,830	33%
Total	$51,633	100%	$51,328	100%

	Active Independent Distributors (1) (Unaudited)
	September 30
	2014		2013
(In thousands)
Americas	$44,000	65%	$42,000	63%
Asia/Pacific	24,000	35%	25,000	37%
Total	$68,000	100%	$67,000	100%

	Active Preferred Customers (2) (Unaudited)
	September 30
	2014		2013
Americas	104,000	83%	115,000	83%
Asia/Pacific	22,000	17%	24,000	17%
Total	126,000	100%	139,000	100%

(1) Active Independent Distributors have purchased product in the prior three months for retail or personal consumption.
(2) Active Preferred Customers have purchased product in the prior three months for personal consumption only.

LIFEVANTAGE CORPORATION AND SUBSIDIARIES

Reconciliation of GAAP Net Income to Non-GAAP Adjustment EBITDA

	For the Three Months Ended September 30,
	2014*	2013
(In thousands)
GAAP Net income	$4,716	$3,256
Interest Expense	808	3
Provision for income taxes	2,444	1,852
Depreciation and amortization	585	499
Non-GAAP EBITDA:	8,553	5,610
Adjustments:
Stock compensation expense	474	768
Other income, net	(203)	(41)
Total adjustments	271	727
Non-GAAP Adjusted EBITDA	$8,824	$6,337

*Three months ended September 30, 2014 results include approximately $2M of a one-time pretax benefit from settlement proceeds.